                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF HISTORICAL
RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Fiscal Year Ended
                                        ---------------------------------------------------------------
                                          April 30,    April 30,   April 27,   April 26,    April 25,
                                            1995         1996        1997        1998         1999
                                        ---------------------------------------------------------------
                                                               (dollars in millions)
Consolidated pretax income from
   continuing operations                       $30.0       $4.9      ($10.4)      $15.0      $23.9

Less equity (loss) of unconsolidated
   joint venture                                19.9       16.4        (0.2)        0.0       (1.3)
Interest expense                                14.0       16.8        40.3        54.3       55.8
Less capitalized interest                        0.0        1.5         0.0         2.7        7.2
Interest portion of rental expense               0.8        1.0         1.6         1.4        2.8
                                        -----------------------------------------------------------
   Earnings                                    $24.9       $4.8       $31.7       $68.0      $76.6
                                        ===========================================================

Interest expense                               $14.0      $16.8       $40.3       $54.3      $55.8
Interest portion of rental expense               0.8        1.0         1.6         1.4        2.8
                                        -----------------------------------------------------------
     Fixed charges                             $14.8      $17.8       $41.9       $55.7      $58.6
                                        -----------------------------------------------------------

Ratio of earnings to fixed charges               1.7x        --          --         1.2x       1.3x
                                        ===========================================================

For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges, excluding capitalized interest. Fixed charges consist of interest on indebtedness, including capitalized interest, plus that portion of rental expense that is considered to be interest. Earnings were inadequate to cover fixed charges by $13.0 million for fiscal 1996 and $10.2 million for fiscal 1997.